Exhibit 10 (i). 2

Agency Agreement with First Integrated Health, Inc.

February 22, 2006

Dear Muzzy:

This Agreement sets forth the general terms upon which First Integrated Health, Inc. (“FIH”) will produce insurance business for Independence American Insurance Company ("IAIC") and other Independence Holding Company (“IHC”) affiliates as further described in this letter.

1)

New Business.  FIH shall begin to write all of its fully-insured group and individual medical insurance (“Fully-Insured”) and stop-loss medical insurance (“Stop-Loss”) that is currently underwritten and/or administered by FIH (collectively, “Health Business”) on IAIC Paper in the states listed on Schedule A hereto as soon as practicable after the date hereof.  In addition, FIH shall begin to write life and dental coverage using IHC Paper as soon as practicable (“Other Business”).

2)

Transfer of Existing Block.  At least 40% of the Fully-Insured Health Business shall be transferred to IAIC Paper on January 1, 2007  FIH will use its best efforts to transfer the balance of the Fully-Insured Health Business to IAIC on January 1, 2007 and in no event later than July 1, 2007.  The Stop-Loss Health Business will be transferred at each respective renewal date during 2007.

3)

Compensation.

(a)

Initial Compensation.  Within 5 business days after execution of this Agreement by both parties, IAIC shall pay to FIH $2,500,000 cash. FIH shall simultaneously pay such amount to IHC, which hereby agrees to issue to FIH 125,000 shares of unregistered IHC common stock (the “IHC Stock”) in consideration of $2,500,000 cash and other good and valuable consideration.  IAIC shall hold the IHC Stock in escrow until such time as the aggregate annualized premiums for the Health Business and Other Business written by FIH is at least $30 million, at which time IAIC shall distribute to FIH the IHC Stock less the number of shares of IHC Stock necessary to maintain the Collateralization of Risk.

(b)

Compensation after Five Years.  If the Threshold Premium for 2011 is at least $50 million and the Aggregate Underwriting Gain is at least 6% from inception through December 31, 2011, in the event that the Fair Market Value of the IHC Stock as January 1, 2012 is less than $40, IAIC agrees to pay to FIH, in cash, $5,000,000 less the Fair Market Value as of January 1, 2012 multiplied by 125,000; provided in no event would IAIC have to pay FIH more than $2,500,000.  In the event that the Aggregate Underwriting Gain is less than 6%, but not less than 4.5%, then the additional payment will be determined in accordance with Schedule B hereto.

(c)

Continuation of Agreement.  If the Threshold Premium for 2011 is at least $50 million and the Aggregate Underwriting Gain is at least 6% from inception through December 31, 2011 (the “Renewal Thresholds”), this Agreement shall automatically be renewed until December 31, 2016 as follows:

a.

FIH shall continue to write all Health Business in all states on IAIC Paper.

b.

If the Threshold Premium for 2016 is at least $80 million and the Aggregate Underwriting Gain is at least 6% for years 2012 through 2016, in the event that the Fair Market Value of the IHC Stock as January 1, 2017 is less than $80, IAIC agrees to pay to FIH, in cash, $10,000,000 less the Fair Market Value as of January 1, 2017 multiplied by 125,000 and less any amounts paid to FIH pursuant to paragraph 3(b); provided in no event would IAIC have to pay FIH more than $5,000,000.  In the event that the Aggregate Underwriting Gain is less than 6%, but not less than 4.5%, then the additional payment will be determined in accordance with Schedule B hereto.

(d)

    2013 Bonus Payment. If the Threshold Premium for 2013 is at least $100 million and the Aggregate Underwriting Gain is at least 6% for years 2007 through 2013, then IAIC shall pay FIH an additional bonus of $1,000,000 cash.

(e)

    IHC Stock.  FIH shall not be required to own the IHC Stock at either Measuring Date in order to receive any cash difference.  However, FIH must retain ownership of the stock for 12 months following the issuance of the shares by IHC.

4)

Loss Ratio Slide.  With respect to all Health Business, IAIC and FIH agree to enter into a loss ratio slide arrangement whereby IAIC cedes a 0.35 to 1 two-way slide off of the pivot point of a 100% Combined Ratio risk share.  All premiums with respect to the arrangement shall be controlled by IAIC.  IAIC shall determine the loss ratio 24 months after the beginning of any underwriting year and IAIC shall pay FIH its pro rata share of any profit or FIH shall pay IAIC its pro rata share of any loss within 20 days after the parties agree that such determination is final.  The Loss Ratio Slide payments will be calculated annually and paid on February 15 following each year-end based on estimated losses for the prior year.  The Loss Ratio Slide will be trued-up through each June 30 and December 31, with corresponding payouts on August 15 and February 15, respectively.

5)

Collateralization of FIH Risk.  FIH agrees to maintain collateralization in the form of a Letter of Credit from a bank and in such form as reasonably acceptable to IAIC, cash or IHC Stock, in the amount of at least 3.5% of the Earned Premium for the twelve months prior to the evaluation date.  IAIC will evaluate the collateralization of risk every six months.  FIH agrees to adjust the amount of collateralization to maintain the 3.5% minimum.  The IHC Stock shall be considered Collateralization of FIH Risk during the time period the IHC Stock is held in trust described in the Initial Compensation paragraph of this letter.

6)

Administrative Expenses. The Administrative Expenses shall be as set forth on Schedule C; provided (i) the premium tax (including the proportionate share of all assessments and guaranty fund obligations relating to the Health Business) shall be adjusted to actual as soon as all such taxes, assessments and obligations are finalized and (ii) IAC will continue to provide program management services to FIH in consideration of the IAC Management Fee for Fully-Insured Health Business  each year during the term of this Agreement, unless either party gives the other at least 90 days prior written notice that such party wishes to terminate or revise such arrangement.

7)

Definitions:

a.

The term “Administrative Expenses” shall have the meaning set forth in Section 6

b.

The term “Aggregate Underwriting Gain” shall mean the weighted average on a premium basis of the Aggregate Underwriting Gain for the fully insured business and the Aggregate Underwriting Gain for the stop loss business.  The Aggregate Underwriting Gain shall not include Other Business.

c.

The term “Aggregate Underwriting Gain for the Fully Insured Business” shall mean the Underwriting Gain divided by earned premium for the given time period.  The Aggregate Underwriting Gain for the Fully Insured Business shall not include Other Business.

d.

The term “Aggregate Underwriting Gain for the Stop Loss Business” shall mean the Underwriting Gain divided by the earned premium on a risk attaching basis.  The Aggregate Underwriting Gain for the Stop Loss Business shall not include Other Business.

e.

The term “Change of Control” shall mean:

i.

a change in the ownership of 50% or more of the outstanding common stock of IHC or FIH, as the case may be, within a twelve month period; or

ii.

the stockholders of IHC or FIH, as the case may be, approve a merger or consolidation of IHC or FIH, as the case may be,  with any other corporation, other than a merger or consolidation which would result in the voting stock of IHC or FIH, as the case may be, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting stock or the other voting securities of such surviving entity outstanding immediately after such merger or consolidation; or

iii.

the stockholders of IHC or FIH, as the case may be, approve a plan of complete liquidation of IHC or FIH, as the case may be, or an agreement for the sale or disposition by such company of all substantially all of its assets.

f.

The term “Combined Ratio” shall mean the sum of losses incurred (including extra-contractual obligations and loss adjustment expenses), plus Administrative Expenses all for the contract year under consideration, divided by earned premium during the same contract year.

g.

The term “IAIC Paper” shall mean policy forms or certificates of coverage written by IAIC.  In the event that IAIC does not have an approved Health Business product at the time FIH has an opportunity to write business in a particular state, FIH shall first offer such business, in writing, to IHC’s other carriers who have such product approved and are rated at least B+ by AM Best.  If IHC declines to write such business or does not respond to FIH’s written offer within 10 days, then FIH shall be free to write such business with another carrier.  Any Health Business and Other Business written on IHC Paper under the terms of this paragraph shall be included in the Health Business and will be considered IAIC Paper for the purposes of this letter.  Other Business written by IAIC or one of its affiliates shall also be considered IAIC Paper for the purposes of this letter.

h.

The term “IHC Paper” shall mean policy forms or certificates of coverage written by Standard Security Life Insurance Company of New York or Madison National Life Insurance Company, Inc.

i.

The term “Threshold Premium” shall mean the sum of (i) earned premium for the Fully-Insured Business plus (ii) annualized premium for the Stop-Loss Business plus (iii) the earned premium for the Other Business for the time period specified.

j.

The term “Fair Market Value” shall mean the average closing price of the IHC Stock for the ten business day period prior to the Measuring Date.

k.

The term “Measuring Date” shall mean December 31, 2011 or December 31, 2016, as the case may be.

l.

The term “Underwriting Gain” shall mean earned premium less incurred claims less earned expenses.

8)

Conditions.

(a)

FIH shall be entitled to terminate the exclusive nature of the relationship in the event:

(i)

of a Change of Control of IHC;

(ii)

of the termination of AMC as the consulting actuary for the Health Business; or

(iii)

of the ratings of IAIC and IHC’s other carriers that are able to write the Health Business fall below B+.

(b)

IAIC shall be entitled to terminate this Agreement in the event:

(i)

the Health Business experiences a Combined Ratio of at least 100% for two consecutive years.  This calculation shall be made three (3) months following the end of the applicable contract year; provided IAIC gave FIH written provisional notice of termination not less than six months prior to the effective date of termination ; or

(ii)

 of a Change of Control of FIH.

9)

Termination.  Upon termination of this Agreement, IHC shall not be obligated to remit additional payments under the paragraph 3 of this Letter, and FIH shall be entitled to keep its IHC Stock.  The Loss Ratio Slide arrangement will terminate with one additional true-up of any outstanding run-out calculations, and FIH shall not be obligated to assume risk for any years after the termination date.

10)

Rates and Underwriting Guidelines.  IAIC agrees that during the time the business is being written on IAIC Paper (or IHC Paper), the underwriting guidelines and rates applicable to the Health Business shall not be modified in a manner which is not actuarially justified.

11)

Filing of Forms.  FIH is responsible for working with ICC to file the appropriate forms necessary to issue business on IAIC Paper.  FIH and IHC will each bear 50% of ICC’s costs related to the filing of the forms.

12)

Finder’s Fee.  Neither IAIC nor FIH has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated hereby.

13)

Expenses.  Each party hereto shall bear its own costs and expenses incurred in connection with the transactions described herein unless otherwise agreed to in writing.

14)

Public Announcements.  There shall be no announcement, press release or other public statement concerning the transactions described herein without the prior approval of IAIC and FIH.

15)

Entire Agreement.  This Agreement constitutes the complete understanding of the parties with respect to the matters referenced herein, and any other agreements,

contracts or understandings (whether written or oral) are superseded by the terms hereof.

16)

Governing Law.  The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware.

If the foregoing is acceptable and sets forth our mutual understandings concerning these matters, please so indicate by signing below.

Independence American Insurance Company

By: /s/ David T. Kettig

      David T. Kettig, Chief Operating Officer

AGREED AND ACCEPTED this

22nd day of February, 2006

First Integrated Health, Inc.

By:

/s/ Mouzon Bass III

Mouzon Bass, III

President

Schedule A

To Be Determined

Schedule B

Additional Payment Schedule

AP = Additional Payment

AUG = Average Underwriting Gain

PAUG = Payment if Actual Underwriting Gain = 6%

AP = (PAUG) * ((1-(6-AUG)/1.5)

Schedule C

Expense Schedule

	Fully Insured	Stop Loss

AMC Consulting Fee	1.0%	2.0%
Administration and Commission Allowance	14.0%	21.0%
IAC Management Fee	1.0%	N/A
IAIC Carrier Fee	3.0%	4.0%
Provisional Premium Tax	2.5%	2.5%
Total Expenses	21.5%	29.5%